EXHIBIT 77D


Changes to Columbia Seligman Premium Technology Growth Fund's rules-based options strategy became effective June 17, 2011

In implementing its investment program, Columbia Seligman Premium Technology Growth Fund (the Fund) uses a rules-based options strategy (the "Rules-based Option Strategy") that seeks to cushion downside volatility and provide current income. The Rules-based Option Strategy is based upon the research of the Fund's investment manager, Columbia Management Investment Advisers, LLC (the "Investment Manager"), and, as disclosed by the Fund in its prospectus in connection with its initial public offering, the Rules-based Option Strategy may change over time based upon the Fund's experience and market factors. In this regard, based on the Investment Manager's recommendation, the Fund's Board of Directors has approved modifying the Rules-based Option Strategy as described below effective on or about June 17, 2011. The revised Rules-based Option Strategy will seek to provide the Fund with greater investment flexibility in extremely volatile markets.

BACKGROUND. In addition to the Fund's holdings in technology and technology-related companies, the Fund seeks to cushion downside volatility and produce current income by writing call options on the NASDAQ 100 Index(R), an unmanaged index that includes the largest and most active non-financial domestic and international companies listed on the Nasdaq Stock Market, or its exchange-traded fund equivalent (the "NASDAQ 100") on a month-to-month basis. In determining the level of call options written on the NASDAQ 100, the Investment Manager uses a Rules-based Option Strategy based on the CBOE NASDAQ-100 Volatility Index(SM) (the "VXN Index"). The VXN Index measures the market's expectation of 30-day volatility implicit in the prices of near-term NASDAQ 100 Index options. The VXN Index, which is quoted in percentage points (e.g., 19.36), is a leading barometer of investor sentiment and market volatility relating to the NASDAQ 100 Index. In general, the Investment Manager intends to write more call options when market volatility, as represented by the VXN Index, is high (and premiums received for writing the option are high), except as described below, and write fewer call options when market volatility, as represented by the VXN Index, is low (and premiums for writing the option are low).

CHANGES TO RULES-BASED OPTION STRATEGY. Effective on or about June 17, 2011, the Fund's Rules-based Option Strategy with respect to writing call options is as follows:

                                       AGGREGATE NOTIONAL AMOUNT OF WRITTEN CALL OPTIONS
                                                    AS A PERCENTAGE OF THE
WHEN THE VXN INDEX IS:                         FUND'S HOLDINGS IN COMMON STOCKS
----------------------------------     -------------------------------------------------
17 or less                              25%
Greater than 17, but less than 18       Increase up to 50%
At least 18, but less than 33           50%
At least 33, but less than 34           Increase up to 90%
At least 34, but less than 55           90%
At 55 or greater                        0% to 90%